Reliant Bancorp, Inc. Declares Cash Dividend of $0.12 Per Share
Brentwood, Tenn. – (October 19, 2021) – Reliant Bancorp, Inc. (“Reliant”) (Nasdaq: RBNC), the parent company for Reliant Bank, announced today that its Board of Directors declared a quarterly cash dividend of $0.12 per share payable on November 12, 2021, to shareholders of record as of the close of business on October 29, 2021.This quarter’s dividend of $0.12 per share represents a 20% increase compared with the same quarter in 2020 and highlights Reliant’s growth since that time.

Contact:
DeVan Ard, Jr., Chairman and CEO, Reliant Bancorp, Inc. (615.221.2087)
About Reliant Bancorp, Inc. and Reliant Bank
Reliant Bancorp, Inc. is a Brentwood, Tennessee-based financial holding company which, through its wholly owned subsidiary Reliant Bank, operates banking centers in Tennessee. Reliant Bank is a full-service commercial bank that offers a variety of deposit, lending, and mortgage products and services to business and consumer customers. As of September 30, 2021, Reliant Bancorp had approximately $3.0 billion in total consolidated assets, approximately $2.4 billion in loans held for investment and approximately $2.5 billion in deposits. For additional information, locations and hours of operation, please visit www.reliantbank.com.

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